Exhibit 10.1

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (the “Agreement”) is made as of March 19, 2008 (the “Effective Date”) by and between ELECTRONIC ARTS INC., a Delaware corporation with offices at 209 Redwood Shores Parkway, Redwood City, CA 94062 (“Company” or “EA”) and WARREN JENSON (the “Jenson”).

A. Jenson is EA’s Chief Financial and Administrative Officer (“CFO”). He has announced his intention to resign from his position and leave EA, and EA wishes to have him continue his employment through September 2008 in order to ensure an orderly transition.

B. EA and Jenson desire to reach an agreement as to the rights, benefits and obligations of the parties arising out of Jenson’s continued employment by EA.

NOW, THEREFORE, EA and Jenson agree as follows:

1. Term of Employment. The Company hereby agrees to employ Jenson, and Jenson hereby accepts employment with the Company, upon the terms set forth in this Agreement, for a term to commence on March 24, 2008 (the “Commencement Date”) and expire on September 30, 2008 (the “Expiration Date”). The period between the Commencement Date and Expiration Date shall be the “Term.” All unused paid time off (PTO) shall be paid out upon termination, per EA policy. Should the parties agree that Jenson’s employment shall continue beyond the Term, such employment shall be at will and subject to the same terms and conditions for other executive employees employed at EA’s Redwood City, CA offices.

2. Title; Capacity; Duties.

2.1 Title. Jenson shall continue to serve as CFO, reporting to John Riccitiello, until EA has appointed a new CFO and that person has commenced employment with EA. At the time a new CFO has commenced employment, Jenson will become the Special Finance Advisor, reporting to the CFO, through the remainder of the Term (or earlier if the Agreement is terminated prior to the end of the Term).

2.2 Duties; Best Efforts and Company Rules. Jenson agrees to devote his best efforts, attention and energies to the business and interests of the Company. In this regard, without limiting the foregoing, Jenson agrees to actively participate in the fiscal year end close, earnings and financial reporting processes and shall provide to the Company signed certifications that are consistent with and reflect in all material respects the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act. Jenson agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company and which are not inconsistent with the terms of this Agreement.

3. Compensation and Benefits. Jenson shall continue to receive the salary in effect on the Effective Date. Jenson shall continue to be entitled to those benefits that are standard for executive persons in similar positions in the Company, including without limitation coverage under EA’s health, life insurance and disability plans and eligibility to participate in EA’s 401(k) plan. He will be eligible to participate in EA’s discretionary bonus program for fiscal year 2008 at the discretionary bonus target in effect on the Effective Date. To receive payment of his bonus, Jenson must be employed at the time annual bonus payments are made to executives.

4. Disability

In the event that Jenson becomes physically or mentally disabled or incapacitated such that he is unable to perform the services required of him under this Agreement, then three (3) months after the onset of said physical or mental disability, this Employment Agreement will terminate; provided, however, that during this three (3) month period all compensation, benefits and other terms of this Agreement shall continue; however, such continued payments by the Company shall be integrated with any disability, workers’ compensation, or other insurance payments received, such Chief Financial and Administrative Officer that the total amount does not exceed the compensation as provided by this Agreement.

5. Termination of Employment. This Agreement (and Jenson’s employment with the Company) may only be terminated in accordance with the provisions below.

(a) Termination Due to Jenson’s New Employment. If Jenson obtains employment with a new employer during the Term, this Agreement (and Jenson’s employment with the Company) shall terminate upon the commencement of such new employment. In such event, Jenson shall be entitled to the compensation and benefits otherwise payable to him under this Agreement through the last day of his actual employment with the Company.

(b) Termination for Cause by the Company. The Company may terminate this Agreement for cause upon the occurrence of any of the following:

1.	An intentional act of fraud, embezzlements or theft;

2.	An act or omission constituting gross negligence or gross misconduct which is materially injurious to the Company, including any material breaches of this Employment Agreement;

3.	Jenson’s death, disability or incapacity pursuant to Section 4 above.

If the Company terminates Jenson’s employment for cause pursuant to this section, the Company shall pay Jenson the compensation and benefits otherwise payable to him under this Agreement through the last day of his actual employment by the Company.

(c) Termination at Jenson’s Option. Jenson may terminate this Agreement at any time by giving twenty (20) business days written notice to the Company. In such event, Jenson shall be entitled to the compensation and benefits otherwise payable to him under this Agreement through the last day of his actual employment with the Company. On or after receiving such notice from Jenson, the Company may pay Jenson’s compensation, benefits and option vesting continuation through the effective date of his resignation and immediately terminate Jenson.

6. Proprietary Information and Developments. Jenson signed a New Hire/Proprietary Information Agreement (“PIA”) upon commencement of employment with the Company, and this PIA will remain in full force and effect through the Term and thereafter, as applicable.

7. Forum Selection: Any and all legal action arising out of or relating to the validity, interpretation, enforceability, or performance of this Transition Services Agreement shall be instituted in state court in San Mateo County or in federal court in the Northern District of California.

8. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery, upon deposit of postage prepaid registered or certified mail in the United States Post Office, or by delivery from a recognized courier service, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 8.

9. Entire Agreement; Severability. This Agreement supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

10. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the state of California.

11. Indemnification and Insurance. Any indemnification or fiduciary insurance maintained by the Company shall remain in effect as to Jenson to the same extent permitted by such applicable insurance policy and that said indemnification and/or fiduciary insurance remains in effect for all officers and directors of the Company.

12. Counterparts. This Transition Services Agreement may be executed in counterparts, and the counterparts, taken together, shall constitute the original.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date set forth above.

ELECTRONIC ARTS INC.

By:	/s/ Gabrielle Toledano

Title:	EVP, Human Resources

Dated:	March 21, 2008

WARREN JENSON

/s/ Warren Jenson
Warren Jenson

Dated:	March 23, 2008